EXHIBIT 99.1

ASHFORD INC.
Second Quarter 2017 Conference Call
Question/Answer Session
August 4, 2017, 11:00 am CT

Participant 1:
Hi, thanks for taking my question, guys. I guess the first one just is kind of a general question here on the investing in your incubating operating strategies. You know, it's kind of evolved to bit more of a significant strategy over the past few quarters. And I guess I'm just kind of wondering, you know, how you guys plan to kind of disclose and show performance of these strategies of the next few quarters, you know, to help investors get a better idea of whether not they’re meeting your expectations and whether they’re generating IRRs that you expected.

You know, be it through P&L and showing the IRR. I guess just kind of how are you looking to show that performance to give investors confidence that this is the right way to go?
Monty Bennett:
Thank you for your question. This is Monty. I just like to say that these businesses are just going to be phenomenal for the platform. I mean, if you look at something like OpenKey, which is really more of a kind of a brass ring type deal, which could be very, very valuable at some point in future, which is actually costing some cash flow now. But, it is the premier provider of this mobile key to guest rooms in the country.

And it's market share is bigger than anybody else combined aside from what Hilton and Marriott are doing. So it's just a great opportunity. These other two platforms, Pure for example, hypo-allergenic rooms, I believe, are coming. I believe in a matter of years a number of brands will require that every property have hypo-allergenic rooms as part of their room inventory just like that required a few years ago that they had non-smoking rooms.

And, of course now, every hotel has all non-smoking rooms. And in J&S I think we started this process with none of our hotels having doing business with the J&S audio visual. And just the business from our existing REIT, is going to be phenomenal.

So, I think your question is right on focusing on these businesses. You know, maybe a good way to do it is for after this call or later this week or next week you get on the phone with Deric and you tell us the kind of metrics you'd like to see, because there's a lot of ways of showing it. For example, the Pure platform offers a service to provide its hypo-allergenic rooms.

In some of our hotels, we've seen IRRs in the 50% range, just fantastic investments for hotels that just has been marketed well by the prior owners of this platform that we're going to market the hell out of. So there's returns to the owners, the customers we do business with, there’s our sales projections, they're signing of contracts, there’s IRRs, there’s growth in EBITDA compared to sale price.

And Jeremy’s done a fantastic job of buying these businesses at very attractive EBITDAs to begin with. So, maybe I could ask you to spend some time and you tell us what you think you would like to see, what other investors or analysts like to see because we definitely want to get the story out, because this is going to be a phenomenal growth part of our platform.

Participant 1:
Sure. Yes, that’d be great. I’d be happy to do that. I guess just moving on with this restructuring tax in the quarter, I was wondering if you could provide a little bit more color Deric on kind of exactly what that was and kind of how that transpired and if there's anything else related to that going forward.

Monty Bennett:	Yes. I was going to say, we had to do it in order to accommodate these businesses that we’re buying. I mean, that’s the reason that it was done.
Deric Eubanks:
Yes, it gets pretty technical, but we did have to do the restructuring in order to be able to make these investments in these service related businesses. And we set up a brother/sister structure under our entity level and as a result of that, the entity that had the deferred tax asset, now from a perspective of looking at it would carry the carry back potential of that the deferred tax asset, but basically it got removed.

And so because of that we basically had to write-off that deferred tax asset. Now going forward, as we have timing differences between deductions for GAAP and for tax, that will build back up. But it's purely a GAAP exercise and it does not in any way affect the actual cash taxes that we pay. But it does create some noise in our income statement. And because of that and because of the one-time nature of it we felt like it was appropriate to adjust that out of our metrics.

Participant 1:	Great. So - but just to be clear, if you guys are investing in some more of these brother/sister kind of entities we're not expecting to see any else like that, correct?
Deric Eubanks:	No. No, it only was a result of the setting up the structure. Now that we've got it set up it won't be an issue going forward.
Participant 1:
Great. Thanks. That's helpful. And then just two more quick ones, kind of some housekeeping items. On cash salaries and benefits first quarter you guys went from about $6.7 million, in 2Q back to I think a more normalized $7.8 million. Can you remind me what was going on in the first quarter that that kind of push that down?

Monty Bennett:
Yes, in the first quarter we had an adjustment to in an accrual for our bonuses. The executive team did not get their full bonus payment and we had accrued the full bonus. So, there was an adjustment of that accrual that hit in the first quarter.

Participant 1:	Okay. And that shows up in the cash portion?
Deric Eubanks:	It shows up in the cash portion in our -- on our income statement, yes.
Participant 1:
Okay. Thanks. And then I guess just one last one, I know that you guys booked about $770,000 in incentive fees in the second quarter at Ashford Inc. Where exactly was that coming from from Prime and Trust because it - I don’t know if it exactly showed up in their income statements?

Deric Eubanks:
Yes. So on the Prime and Trust income statement the incentive fee is reflected 100% of the time that it's earned, and that basically flushes through the income statement. Ashford Inc. recognizes it over the three year period when it's paid. And so that's a proportion of the 2016 incentive fee that was earned from Ashford Trust and it’s a portion of the 2015 incentive fee that was earned from Prime.

Participant 1:	Got you. Thanks. That's really helpful. That's all from me. I'll hop back in the queue if anything else. Thanks again.
Monty Bennett:	Thank you.
Participant 2:	Yes. Just following-up. That accrual, that $700,000 and the incentive fee, is that an annual occasion to Inc. or is that a quarterly component of the three year payout?
Deric Eubanks:	It's the quarterly component. So we've recognized the annual payment over the year, equally over the year.
Participant 2:	Got it. So we should expect to see that roughly in each quarter until that particular incentive fee has basically been fully recognized?
Deric Eubanks:	Yes.
Participant 2:
Got it. Okay and then going back to the hospitality accelerator platforms. I guess it was easy for us to kind of ignore for simplicity sake some of the earlier investments because they weren't hugely expensive in contributing to the bottom line although I know you expect them too. But it's not going to be that case for J&S just because it's a pretty sizable business that you're acquiring at the outset.

My first question is the $26.1 million, is that your cost of 85% or is that the cost assigned to the entirety of the business?
Deric Eubanks:	That's already 85%. The total valuation of the company would be $30.7 million, so the $26.1 million is our pro rata share there.
Participant 2:
Okay. And then secondarily, when it comes to modeling this, and maybe this follows from the earlier question and your response to tell us what you want, will we be able to get some pro forma quarterly data for J&S for let's say a year or two going backwards to help us model and is there seasonality in this business?

Deric Eubanks:
In terms of the financials that we’ll provide, we will provide historical financials, I don't know if we'll be filing the quarterly results. But, as it relates to the seasonality I'll let Jeremy address that?

Jeremy Welter:
It's heavily tied to what you would expect from normal group patterns on a quarterly basis. So we can probably break that detail out. I don't have it in front of me right now, but there is some seasonality to it.

Participant 2:
Okay. And maybe just across each of those three platforms, OpenKey, Pure Rooms and J&S. Can you tell us what you're thinking? And I know you don't guide, but can you tell us what you think that the growth rates can be over the next kind of one, two, three years for each of those platforms?

Monty Bennett:
Sure, this is Monty. I'm won’t get too specific, but we’ll talk about whether we can be more specific. Let me give you an idea. I think the growth for OpenKey is going to be very high. It was 300% so far this year and I think it's going to continue to be very, very strong as it penetrates in the marketplace where no product exists right now. So, we're very, very excited about that.

Pure Rooms is going to be stable for a number probably a quarter or two or three as we totally retool the company. They've been losing some business over the past number of years and we have strategies in place to stop the losses and then to ramp everything back up. Now over the next quarter or two or three, there will be offset by some the Ashford business going in, but it's not going to be that strong growth until towards the end of 2017, 2018 or so, then I think it could really start to take off.

J&S AV has being great on their own, and they've had approximately, if my numbers are right maybe 8% average growth of the past five years or so. And based on our calculations with Ashford hotel business alone that growth can be maintained over approximately the next five years with just the addition of Ashford business or so. Now, Jeremy you think it's going to be even higher than that?

Jeremy Welter:	Yes, it should be higher, yes.
Monty Bennett:
So, what we're working through is for J&S AV is really how much and how fast they can take on the business, because they've got their normal business, which should be growing each year. And then they've got all the Ashford business that’s going to be coming in, and then they've got the benefit of our relationships in the industry and we are able to introduce them to a lot of other hotel owners groups.

So, the challenge there is going to be how fast can they grow since they're a business that is not as rapidly scalable as say OpenKey which is just, you know, software so you can multiply it a lot easier. So, we are very, very excited about the growth prospects for all three of these businesses. And we'll see if we can’t give you a little more detail after we go through all this.

Participant 2:	All right. Thanks, Monty.
Participant 1:	Hey thanks again guys. Just one quick follow up. On the income statements in other revenue that $1.5 million or so can you detail what that's comprised of?
Deric Eubanks:
Sure, and that will be detailed out when we file our 10-Q next week. But it's a combination of the key money implied lease revenue that we recognize as part of the key money investment that we made to Trust and Prime. It also includes Pure revenue and OpenKey. And it also includes cost reimbursements that we get for cash management from Ashford Trust.

Participant 1:	Perfect. Thank you very much.
Monty Bennett:	Thanks for joining us on our second quarter earnings call, and we look forward to speaking with you again on our next call as well as at our 2017 Investor Day in New York on October 3.
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